Exhibit 21.1
Subsidiaries of Concho Resources Inc.

Jurisdiction of
Name of Subsidiary	Incorporation or Organization

Concho Equity Holdings LLC	Delaware

Concho LP LLC	Delaware

COG Operating LLC	Delaware

COG Oil & Gas LP	Texas

COG Realty LLC	Texas

Concho Energy Services LLC	Texas